Tilly’s, Inc. Announces 2020 Holiday Period Net Sales Growth

Irvine, CA – January 11, 2021 – Tilly’s, Inc. (NYSE: TLYS, the “Company”) today announced growth in its net sales for the nine-week period ended January 2, 2021 (the “2020 holiday period”) in advance of its participation in the virtual ICR Conference 2021 on January 11-12, 2021.

“Considering the ongoing, significant impacts and challenges of the COVID-19 pandemic across the country, I am proud of our team's achievement of a positive overall comp for the 2020 holiday period,” commented Ed Thomas, President and Chief Executive Officer. "To end the 2020 holiday period with as much cash as last year at this time is an amazing result after all that has taken place, which speaks to the quality of execution by our entire team, especially with respect to inventory and expense planning and management, during this most unpredictable year."

•Total net sales of $148.7 million increased by 3.3% for the 2020 holiday period compared to $143.9 million for last year’s comparable nine-week holiday period ended January 4, 2020 (the “2019 holiday period”).
•Total comparable net sales, including both physical stores and e-commerce, increased by 2.7% for the 2020 holiday period compared to a decrease of 2.0% for the 2019 holiday period. Comparable net sales of Footwear, Womens and Mens increased compared to the 2019 holiday period, partially offset by decreases in Boys, Accessories and Girls.
◦Comparable net sales in physical stores decreased by 12.4% for the 2020 holiday period compared to a decrease of 2.7% during the 2019 holiday period. Comparable net sales in physical stores decreased in all geographic markets during the 2020 holiday period compared to the 2019 holiday period. Net sales in physical stores represented 69.0% of total net sales for the 2020 holiday period compared to 80.5% of total net sales during the 2019 holiday period.
◦E-commerce net sales increased by 65.2% for the 2020 holiday period compared to an increase of 1.0% during the 2019 holiday period. E-commerce net sales increased across all 50 states during the 2020 holiday period compared to the 2019 holiday period. E-commerce net sales represented 31.0% of total net sales for the 2020 holiday period compared to 19.5% of total net sales during the 2019 holiday period.
◦The Company believes the ongoing impacts of the COVID-19 pandemic, including government-mandated restrictions on customer traffic in physical stores and reductions in store operating hours in effect during the 2020 holiday period, resulted in increased online shopping relative to physical stores compared to the 2019 holiday period.

•As of January 4, 2021, the Company had $169.1 million of cash and marketable securities, including an aggregate of $2.3 million of withheld store lease payments and no debt outstanding, compared to $166.4 million at this time last year.

The scope and nature of the impacts of the COVID-19 pandemic on the Company's business continue to evolve each day. As a result, there can be no guarantee that the Company's financial results through the remainder of the fourth quarter will remain consistent with those of the 2020 holiday period. The Company's actual financial results for the fiscal 2020 fourth quarter and full fiscal year ending January 30, 2021, are subject to completion of the period, the finalization of its normal quarter-end and year-end accounting procedures, and the audit of its fiscal 2020 financial statements. The Company currently expects to report its actual results for the fiscal 2020 fourth quarter and full fiscal year on or about March 11, 2021

ICR Conference 2021
The Company will be participating in the virtual ICR Conference 2021 on Monday and Tuesday, January 11-12, 2021. The Company will be conducting a fireside chat presentation at 12:30 p.m. Eastern time on Monday, January 11, 2021. The audio of the fireside chat will be webcast live over the internet and can be accessed under the Investor Relations section of the Company’s website at www.tillys.com.

About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 239 total stores, including one RSQ-branded pop-up store and one RSQ Skate store, across 33 states, as well as its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, the actions taken or to be taken in response to the COVID-19 pandemic, and the impacts thereof on us, our operations, or our future financial condition or operating results, expectations regarding customer traffic and sales activities once stores have reopened, the effects of guidance from local, state and federal governments and health organizations on our future business operations, the possibility of repaying withheld store rents, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (or other weather, epidemics, pandemics, or other public health issues) on our business and operations, and our ability to respond thereto (including any surges in the number of cases related thereto), our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our ecommerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, realize anticipated, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Investor Relations Contact:
Michael L. Henry
Executive Vice President, Chief Financial Officer
949-609-5599 x.17000
irelations@tillys.com